Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SuperGen Reports 2008 Second Quarter Financial Results

Quarterly Dacogen Royalty Revenue Increases 76% from Same Prior Year Period

DUBLIN, Calif., August 4, 2008 - SuperGen Inc. (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies, today announced financial results for the second quarter and six months ended June 30, 2008.

Total revenues for the 2008 second quarter were $8.1 million, compared with $4.6 million for the same prior year period.  Total revenues for the 2008 second quarter and same prior year period consisted entirely of royalty revenue.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Co., Ltd. in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company recognizes royalty revenue on a cash basis when it is received.

Excluding gain on sale of products, total costs and operating expenses for the 2008 second quarter were $11.0 million, compared with $19.6 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2008 second quarter were lower acquired in-process research and development costs, a reduction in general corporate expenses and lower stock-based compensation expense offset in part by higher research and development costs related to increased product development activities including ongoing clinical operations and accrual of estimated severance costs in the amount of $322,000 related to the anticipated closure of our European operation later this year.  Closure of the European operation is anticipated to reduce operating expenses in future periods up to $1 million annually.  Stock-based compensation expense, which is included in operating expenses, was $670,000 for the 2008 second quarter, compared with $1.1 million for the same prior year period.

The gain on sale of products for the 2008 second quarter was $560,000 compared with $25.8 million for the same prior year period.  The gain on sale of products for the 2008 second quarter represents the receipt of an annual payment in the amount of $400,000 paid by Mayne Pharma (acquired by Hospira, Inc. in February 2007) related to the sale of Nipent® (pentostatin for injection) and the reversal of a residual product returns reserve for Nipent no longer required due to the expiration of the contractual return period in the amount of $160,000.  The gain on sale of products for the same prior year period related primarily to the sale of Nipent and SurfaceSafe® representing the initial recognition of the deferred gain on sale of products to Mayne Pharma and also the recognition of gains on the sale of other products to Intas Pharmaceuticals.

Loss from operations for the 2008 second quarter was $2.3 million compared with income from operations of $10.9 million for the same prior year period. The Company reported a net loss for the 2008 second quarter of $4.9 million, or $0.08 per share, compared with net income of $11.1 million, or $0.19 per share, for the same prior year period.  The net loss for the 2008 second quarter includes a non-operating charge of $3.1 million that reflects an other than temporary decline in value in the Company’s equity investment in AVI BioPharma.  There was no similar non-operating charge in the same prior year period.

Total revenues for the six months ended June 30, 2008 were $16.3 million, compared with $9.0 million for the same prior year period.  Total revenues for the six months ended June 30, 2008 consisted of $16.3 million in royalty revenue, compared with $8.4 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA.  The Company recognizes royalty revenue on a cash basis when it is received.  There was no net product revenue for the six months ended June 30, 2008, compared with $621,000 for the same prior year period.  The decrease in net product revenue during 2008 is due to the sale of the Company’s worldwide rights for Nipent to Mayne Pharma in a prior period.

Excluding gain on sale of products, total costs and operating expenses for the six months ended June 30, 2008 were $22.0 million, compared with $28.5 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the six months ended June 30, 2008 were lower acquired in-process research and development costs and a reduction in stock-based compensation expense offset in part by higher research and development costs related to increased product development activities including ongoing clinical operations and accrual of estimated severance costs related to the anticipated closure of our European operation later this year.  Stock-based compensation expense, which is included in operating expenses, was $1.4 million for the six months ended June 30, 2008, compared with $2.3 million for the same prior year period.

The gain on sale of products for the six months ended June 30, 2008 was $1.6 million compared with $25.8 million for the same prior year period.  The gain on sale of products for the six months ended June 30, 2008 represents the receipt of multiple payments totaling $1.4 million paid by Mayne Pharma that related to the sale of Nipent and SurfaceSafe and the reversal of a residual product returns reserve for Nipent no longer required due to the expiration of the contractual return period in the amount of $160,000.  The gain on sale of products for the same prior year period related primarily to the sale of Nipent and SurfaceSafe representing the initial recognition of the deferred gain on sale of products to Mayne Pharma and also the recognition of gains on the sale of other products to Intas Pharmaceuticals.

Loss from operations for the six months ended June 30, 2008 was $4.2 million compared with income from operations of $6.4 million for the same prior year period. The Company reported a net loss for the six months ended June 30, 2008 of $5.9 million, or $0.10 per share, compared with net income of $7.7 million, or $0.14 per share, for the same prior year period.  The net loss for the six months ended June 30, 2008 includes a non-operating charge of $3.1 million that reflects an other than temporary decline in value of the Company’s equity investments.  There was no similar non-operating charge in the same prior year period.

As of June 30, 2008, the Company had approximately $87.6 million in current and non-current unrestricted cash, cash equivalents and marketable securities.

2008 Revised Annual Financial Guidance

The Company has not changed significantly its annual financial guidance from the 2008 first quarter conference call.  Selected elements of our revised annual financial guidance include the following:

•      Royalty revenue for 2008 remains unchanged and is forecasted in a range from $32 million to $35 million.

•      Research and development expenses remain unchanged for 2008 and are expected to total approximately $34 million to $36 million.

•      Selling, general and administrative expenses have been reduced slightly from the previous annual guidance and are expected to total approximately $13 million for 2008.

•      The Company is forecasting to record a non-cash charge in the amount of $5.2 million to acquired in-process research and development during 2008 representing a potential milestone payment to the former Montigen stockholders.  This payment made in the form of equity is contingent on the filing of an Investigational New Drug (IND) application with the Food and Drug Administration (FDA) of a second drug emanating from the acquired technology.

•      Additional receipts related to the sale of products to be paid by Mayne Pharma are anticipated during 2008 in a range from $1.6 million to $2.6 million.  These payments will be classified as gain on sale of products.

•      Included in total operating expenses for 2008 is a reduced amount from previous guidance for non-cash stock-based compensation expense estimated at $3.5 million annually.

•      Based on the revised 2008 financial guidance loss from operations is estimated in a range from $16.6 million to $18.6 million.

•      Revised weighted average shares outstanding for 2008 are estimated at 58.1 million common shares.

Recent Corporate Events:

•      April 2008:  The Company had multiple abstracts accepted for oral and poster presentation at the American Association of Cancer Research (AACR) Annual Meeting, that took place April 12-16 in San Diego, California.  Highlights of the presentations are included below:

•      SGI-1776, our lead pre-clinical PIM kinase inhibitor, was found to cause tumor regression in acute myelogenous leukemia (AML) xenograft models (Abstract No. 4974).  In an oral presentation entitled, “A potent small molecule PIM kinase inhibitor with activity in cell lines from hematological and solid malignancies,” Dr. Steven Warner, SuperGen’s Manager, Discovery Biology, detailed how scientists used the Company’s CLIMBTM technology to build a model that allowed for the creation of small molecule PIM kinase inhibitors.  SGI-1776 was identified as a potent and selective inhibitor of the PIM kinases, inducing apoptosis and cell cycle arrest, thereby causing a reduction in phospho-BAD levels and enhancement of

mTOR inhibition in vitro.  SGI-1776 induced significant tumor regression in MV-4-11 (AML) and MOLM-13 (AML) xenograft models.

•      MP-470, an early clinical-stage multi-targeted tyrosine kinase inhibitor and Rad51 suppressor, was shown to be bioavailable and well-tolerated in a first in human study (Abstract No. 4083).  The presentation entitled, “MP-470, a potent oral Rad51 suppressor is safe and tolerable in first-in-human study,” summarized the data suggesting that MP-470 is well-tolerated when administered in doses of up to 900 mg per day.  Additionally, it was found that Rad51 expression is modulated in a dose-dependent manner.  This is consistent with pre-clinical studies where MP-470 was shown to sensitize cancer cells to DNA damaging agents and radiation therapy by suppressing Rad51, a protein responsible for repair of double strand DNA breaks in cancer cells.

•      MP-470 was shown to effectively sensitize prostate and breast cancer cells to erlotinib (Abstract No. 671).  The presentation entitled, “Inhibition of erlotinib resistance on HER-family tyrosine kinases by combination with MP-470, a multi-targeted TK inhibitor in prostate and breast cancer,” highlighted data suggesting that the combination of MP-470 and erlotinib inhibits the binding of the p85 subunit of PI3K.  The poster outlined the enhanced impact of the combination of MP-470 and erlotinib, compared to either agent alone in reducing phosphorylation of Akt, ERK1/2, EGFR/HER1, HER2/Neu, and HER3.

•      S-110, a DNA methyltransferase inhibitor, demonstrated an improved in vivo activity profile over decitabine (Abstract No. 2613).  The presentation entitled, “Decitabine administered as a Dinucleotide prodrug increases its in vivo efficacy due to enhanced drug delivery and stability,” highlighted data indicating that S-110 showed robust anti-tumor activity in prostate and cisplatin-resistant ovarian carcinoma xenograft models. Additionally, S-110 restored sensitivity to cisplatin in the ovarian cancer model. Reduced toxicity was observed along with an increased half-life compared to decitabine.

•      June 2008:  The Company had two abstracts accepted for oral and poster presentation at the 13th Congress of the European Hematology Association (EHA) that took place June 12-15, 2008 in Copenhagen, Denmark.  Highlights of the presentations are included below:

•      SGI-1776, an oral PIM kinase inhibitor, causes tumor regression in acute myologenous leukemia (AML) xenograft models (abstract #744).  In a poster presentation entitled “A potent small molecule PIM kinase inhibitor with in vivo oral availability and activity in cell lines from hematological malignancies,” Dr. Gregory Berk, SuperGen’s Chief Medical Officer, detailed how scientists used the CLIMB technology to build a model that allowed for the creation of small molecule PIM kinase inhibitors.  SGI-1776 was identified as an orally available, potent and selective inhibitor of the PIM kinases.  SGI-1776 induces cell cycle arrest, dose dependent apoptosis and a reduction in phospho-BAD levels in leukemia and lymphoma cell lines.  Phospho-BAD is a direct substrate for PIM, and may serve as a useful in vivo biomarker for future clinical trials.  Most notably, SGI-1776 induced significant tumor regression in MOLM-13 (AML) and MV-4-11 (AML) xenograft models.

•      SGI-1252, the Company’s JAK2 kinase inhibitor, inhibits tumor cell proliferation in vivo (abstract #741).  In an oral presentation titled “SGI-1252: A Potent Small Molecule JAK2 Inhibitor,” Dr. Steven Warner, Manager of Discovery Biology, highlighted how SuperGen scientists used the Company’s CLIMB technology to identify SGI-1252 as a possible JAK2 inhibitor.  Dr. Warner presented data indicating that SGI-1252 selectively inhibits wildtype and mutant JAK2 activity in cancer cell lines, resulting in inhibition of STAT5 phosphorylation as well as a reduction in Bcl-XL expression.  SGI-1252 was also shown to inhibit tumor growth in mouse xenograft models.  Pharmacokinetic studies suggest that SGI-1252 is orally bioavailable.

•      July 2008:  The Company commented on the preliminary data from a Phase 3 trial, initiated in 2002, comparing Dacogen to best supportive care (BSC) in elderly patients with myelodysplastic syndromes (MDS).  The data did not demonstrate a statistically significant advantage of Dacogen treatment on median survival compared to BSC, the primary endpoint of the study.  However, response rates were similar to those observed in other clinical trials of Dacogen in patients with MDS. The trial, conducted by the European Organisation for Research and Treatment of Cancer (EORTC), administered Dacogen on a three-day dosing schedule in which the number of treatment cycles was limited.  MDS is a potentially life-threatening group of bone marrow diseases that limit the production of functional blood cells.  Subsequent to database lock and the completion of data analysis, comprehensive results of the study, including secondary efficacy endpoints and safety data, will be presented by EORTC at an upcoming scientific forum.

Conference Call Information

SuperGen will host a conference call to discuss the results of the 2008 second quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  The webcast will be accessible via the Investor Relations section of the Company’s Web site at www.supergen.com. A webcast replay of the live conference call will be available shortly following the event. Alternatively, you may access a replay of the conference call by dialing 1-888-286-8010 (domestic) and 1-617-801-6888 (international); replay passcode number is 85497056. The webcast replay and conference call replay will be available for 90 days.

About SuperGen

Based in Dublin, California, SuperGen, Inc. is a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectation that it will receive the balance of the purchase price for Nipent from Mayne Pharma, expectations regarding the various abilities of MP-470, including its multi-arm Phase 1b clinical trial, expectations about the efficacy of S-110, expectations about revenue, gains from sales of non-core assets and operating expenses, expectations regarding the anticipated reduction in operating expenses as a result of the anticipated closure of SuperGen’s European operations, expectations regarding the filing of a second IND with the FDA, as well as SuperGen’s expectations and successful development of all its pipeline products.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP-470, S-110 or SGI-1776, the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent to Mayne Pharma, and the ability of MGI to generate global sales of Dacogen.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Mary M. Vegh
SuperGen, Inc.	SuperGen, Inc.
SVP, Corporate Communications	Manager, Investor Relations
& Business Development	Tel: (925) 560-2845
Tel: (925) 560-0100
E-mail: tenns@supergen.com	E-mail: mary.vegh@supergen.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended June 30,
	June 30,
	2008	2007	2008	2007

Revenues:
Net product revenue	$—	$—	$—	$621
Royalty revenue	8,133	4,619	16,271	8,413
Total revenues	8,133	4,619	16,271	9,034

Costs and operating expenses:
Cost of product revenue	—	—	—	221
Research and development	7,740	5,953	15,687	11,015
Selling, general, and administrative	3,273	3,697	6,350	7,273
Acquired in-process research and development	—	9,967	—	9,967
Gain on sale of products	(560)	(25,849)	(1,560)	(25,849)
Total costs and operating expenses	10,453	(6,232)	20,477	2,627

Income (loss) from operations	(2,320)	10,851	(4,206)	6,407

Interest income	497	1,040	1,303	1,984
Other than temporary decline in value of investments	(3,052)	—	(3,055)	—
Other income (expense)	(4)	19	9	20
Income (loss) before income tax provision	(4,879)	11,910	(5,949)	8,411

Income tax provision	—	(833)	—	(663)

Net income (loss)	$(4,879)	$11,077	$(5,949)	$7,748
Net income (loss) per common share:
Basic	$(0.08)	$0.19	$(0.10)	$0.14
Diluted	$(0.08)	$0.19	$(0.10)	$0.14
Weighted average shares outstanding:
Basic	57,542	57,010	57,531	56,237
Diluted	57,542	58,143	57,531	57,087

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$76,344	$78,055
Marketable securities	8,483	9,375
Accounts receivable, net	3	71
Accounts receivable from Mayne Pharma	11	58
Prepaid expenses and other current assets	1,288	728
Total current assets	86,129	88,287

Marketable securities, non-current	2,733	3,419
Property, plant and equipment, net	4,652	4,435
Goodwill	731	731
Other intangibles, net	319	532
Restricted cash and investments, non-current	2,592	2,536
Other assets	508	508
Total assets	$97,664	$100,448

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,614	$2,327
Accrued liabilities	247	687
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Mayne Pharma	600	600
Accrued payroll and employee benefits	2,350	2,782
Total current liabilities	6,376	6,961

Deferred rent	744	832
Total liabilities	7,120	7,793

Total stockholders’ equity	90,544	92,655
Total liabilities and stockholders’ equity	$97,664	$100,448